Exhibit 10.2

FIRST AMENDMENT TO TERM LOAN AGREEMENT

March 30, 2020

THIS FIRST AMENDMENT TO TERM LOAN AGREEMENT (this “Amendment”) is by and among EQM Midstream Partners, LP, a Delaware limited partnership (the “Borrower”), the Lenders party hereto (collectively, the “Approving Lenders”) and Toronto Dominion (Texas) LLC, in its capacity as Administrative Agent (the “Administrative Agent”) under that certain Term Loan Agreement, dated as of August 16, 2019 (the “Credit Agreement”), by and among the Borrower, the Approving Lenders, any other Lenders from time to time party thereto, the Administrative Agent and any other Persons named therein. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Credit Agreement, as amended by this Amendment.

WHEREAS, the Borrower has requested that the Lenders and the Administrative Agent agree to certain amendments to the Credit Agreement as more fully described herein; and

WHEREAS, the Approving Lenders and the Administrative Agent have agreed to such amendments on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                  Amendments to the Credit Agreement. Effective automatically and immediately (the “Effective Time”), so long as the conditions precedent set forth in Section 2 of this Amendment have been satisfied (or waived in writing by the Administrative Agent and the Approving Lenders), the parties hereto agree that the Credit Agreement is hereby amended as follows:

a)                  The following definitions are hereby added to Section 1.01 of the Credit Agreement in the appropriate alphabetical order:

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Credit Letter Agreement” means that certain Letter Agreement, dated as of February 26, 2020, by and between EQT Corporation, a Pennsylvania corporation, and the Borrower.

“Deferred Revenue Adjustment” means, as to any applicable period, an aggregate net amount determined by the Borrower in good faith equal to the difference between the amount of revenue recognized with respect to all contractual performance obligations and the amount of consideration received with respect to all contractual performance obligations. Upon the reasonable request of the Administrative Agent, the Borrower shall provide the Administrative Agent with supporting documentation for its calculation of the Deferred Revenue Adjustment.

“First Amendment” means the First Amendment to Term Loan Agreement, dated March 30, 2020, by and among the Borrower, the Lenders party thereto, the Administrative Agent and any other Persons party thereto.

“First Amendment Effective Date” means March 30, 2020.

“Gas Gathering Agreement” means that certain Gas Gathering and Compression Agreement, dated as of February 26, 2020, by and among EQT Corporation, a Pennsylvania corporation, EQT Production Company, a Pennsylvania corporation, Rice Drilling B LLC, a Delaware limited liability company, EQT Energy, LLC, a Delaware limited liability company, and EQM Gathering Opco, LLC, a Delaware limited liability company, as amended, restated, supplemented, modified, waived or replaced from time to time.

“Intercompany Loan Agreement” means that certain Loan Agreement, dated as of March 3, 2020, by and between the Borrower, as lender, and ETRN, as borrower, as amended, restated, supplemented, modified, waived or replaced from time to time.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of February 26, 2020, by and among ETRN, the Borrower and the other Persons party thereto, as amended, restated, supplemented, modified, waived or replaced from time to time.

“MVP Project” means that certain Qualified Project referred to as the “MVP Project” in that certain letter agreement with respect to Qualified Project EBITDA Adjustments, dated as of October 25, 2019, by and between the Borrower and the Wells Fargo Bank, National Association, as administrative agent under the Revolving Credit Agreement.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Share Purchase Agreements” means (i) that certain Share Purchase Agreement, dated as of February 26, 2020, by and between EQT Corporation, a Pennsylvania corporation, and ETRN, pursuant to which ETRN agreed to purchase Equity Interests in ETRN from EQT Corporation in exchange for cash and (ii) that certain Share Purchase Agreement, dated as of February 26, 2020, by and between EQT Corporation and ETRN, pursuant to which ETRN agreed to purchase Equity Interests in ETRN from EQT Corporation in exchange for a promissory note issued by ETRN in favor of EQT Corporation and which promissory note was assigned to the Borrower, in each case, as amended, restated, supplemented, modified, waived or replaced from time to time.

“Specified Transactions” means (i) the negotiation, execution and delivery of, and the consummation of the transactions under, the Merger Agreement, (ii) the negotiation, execution and delivery of each of the Gas Gathering Agreement, the Intercompany Loan Agreement, the Share Purchase Agreements, the letter agreement described in clause (i) of the definition of Water Services Transaction below and any similar agreement described in clause (ii) of such definition, and the Credit Letter Agreement, and (iii) the negotiation, execution and delivery of, and the consummation of the transactions under, any documentation governing a transaction permitted by Sections 7.01, 7.05 (including any Partnership Rollup Event or Partnership Restructuring Event), 7.08 or 7.09, in each case, together with any amendments, restatements, supplements, modifications, waivers or replacements to any of the foregoing.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Water Services Transaction” means (i) the transactions contemplated by that certain letter agreement, dated as of February 26, 2020, by and between affiliates of EQT Corporation, a Pennsylvania corporation, and certain Subsidiaries of the Borrower concerning the procurement, storage, transportation and/or supply of fresh and produced water and (ii) any other material procurement, storage, transport, and/or supply agreement for fresh and produced water, together with any amendments, restatements, supplements, modifications, waivers or replacements to any of the foregoing.

b)              The definition of “Applicable Rate” in Section 1.01 of the Credit Agreement is hereby amended as follows:

(i)	by replacing the “Pricing Grid” in its entirety with the following “Pricing Grid”:

PRICING GRID

Pricing Level	Public Debt Ratings S&P/Moody’s/Fitch	Eurodollar Rate	Base Rate
1	BBB+/Baa1/BBB+ or higher	1.000%	0.000%
2	BBB/Baa2/BBB	1.125%	0.125%
3	BBB-/Baa3/BBB-	1.250%	0.250%
4	BB+/Ba1/BB+	1.625%	0.625%
5	BB/Ba2/BB	1.875%	0.875%
6	BB-/Ba3/BB-	2.250%	1.250%
7	B+/B1/B+ or lower or unrated by S&P and Moody’s	2.625%	1.625%

(ii)	by amending and restating the fourth sentence under the defined term “Public Debt Ratings” to read in its entirety as follows:

In the event that the Borrower does not have a Public Debt Rating from at least one of S&P or Moody’s, then the Applicable Rate shall be calculated at “Pricing Level 7” on the “Pricing Grid” above.

(iii)	by amending and restating the final sentence under the defined term “Public Debt Ratings” to read in its entirety as follows:

For the avoidance of doubt, the pricing level in effect on the First Amendment Effective Date shall be “Pricing Level 5” on the “Pricing Grid” above.

c)          The definition of “Bail-In Action” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

d)          The definition of “Bail-In Legislation” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

e)               The definition of “Change of Control” in Section 1.01 of the Credit Agreement is hereby amended by amending and restating clause (b)(ii) in its entirety to read as follows:

(ii) the failure of the General Partner to be the general partner of, and to Control, the Borrower.

f)                 The definition of “Commercial Operation Date” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Commercial Operation Date” means, as context may require, the date on which a Qualified Project is scheduled to be or is actually substantially complete and commercially operable or, at the option of the Borrower, (a) with respect to a Qualified Project (other than the MVP Project) of any Designated Joint Venture, a later date determined under the terms of the Revolving Credit Agreement (or, in the event no Revolving Credit Agreement is in effect or the terms of the Revolving Credit Agreement no longer permit the determination of a later date, as reasonably agreed by the Borrower and the Administrative Agent in light of the anticipated timing of dividends and distributions from such Designated Joint Venture (but in any event no later than the end of the first full fiscal quarter after such a Qualified Project is substantially complete and commercially operable) and (b) with respect to the MVP Project, December 31, 2020 or a later date determined under the terms of the Revolving Credit Agreement (or, in the event no Revolving Credit Agreement is in effect or the terms of the Revolving Credit Agreement no longer permit the determination of a later date, as reasonably agreed by the Borrower and the Administrative Agent (acting on the direction of the Required Lenders).

g)          The definition of “Consolidated EBITDA” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Consolidated EBITDA” means, for any period, subject to Section 1.03(c), an amount equal to (a) Consolidated Net Income for such period plus (b) to the extent deducted in determining Consolidated Net Income for such period, the aggregate amount of (i) taxes based on or measured by income, (ii) Consolidated Interest Charges, (iii) transaction expenses incurred for such period related to (A) the execution and delivery of the Revolving Credit Agreement and any amendments, supplements, modifications, refinancings or replacements thereto (including, without limitation, financing fees and expenses), (B) the execution and delivery of this Agreement and any amendments, supplements, modifications, refinancings or replacements thereto (including, without limitation, financing fees and expenses), (C) the Specified Transactions, (D) any

Qualified Acquisition and (E) any other debt incurrence permitted under Section 7.09, provided, that, no such transaction expenses incurred after the First Amendment Effective Date that exceed $10 million, in the aggregate, shall be added pursuant to this clause (iii), and (iv) depreciation and amortization expense plus (c) the amount of cash dividends and cash distributions earned in such period by the Borrower and its Subsidiaries on a consolidated basis from (i) unconsolidated subsidiaries of the Borrower or other Persons and (ii) Designated Joint Ventures, provided that the amount of cash dividends and cash distributions earned in such period from Designated Joint Ventures formed, designated or otherwise acquired after the First Amendment Effective Date and added pursuant to this clause (c)(ii) shall not exceed, in the aggregate twenty-five percent (25%) of the total actual Consolidated EBITDA for such period (which total actual Consolidated EBITDA shall be determined before giving effect to the inclusion of any such amounts from such Designated Joint Ventures) plus (d) the amount collected during the period from finance lease arrangements with Affiliates to the extent not already recognized in Consolidated Net Income plus (e) non-cash long term compensation expenses plus (f) to the extent the aggregate Deferred Revenue Adjustment as determined by the Borrower resulted from an excess of consideration received over the amount of revenue recognized, which would have had the effect of reducing Consolidated Net Income for such period, the aggregate Deferred Revenue Adjustment minus (g) to the extent included in determining Consolidated Net Income for such period, other income and equity in earnings from unconsolidated subsidiaries of the Borrower minus (h) any amounts previously added to Consolidated EBITDA pursuant to clause (e) above during a prior period to the extent they are paid in cash during the current period minus (i) to the extent the aggregate Deferred Revenue Adjustment as determined by the Borrower resulted from an excess of revenue recognized over the amount of consideration received, which would have had the effect of increasing Consolidated Net Income for such period, the aggregate Deferred Revenue Adjustment.

h)           The definition of “Debt” in Section 1.01 of the Credit Agreement is hereby amended by amending and restating clauses (a) and (d) in their entirety to read as follows:

(a)	all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments (provided that, at no time shall surety bonds, performance bonds or similar instruments be included within this clause (a) except to the extent of a reimbursement obligation then outstanding);

(d)	debt (excluding at any time (i) prepaid interest thereon and (ii) surety bonds, performance bonds or similar instruments to the extent there is not a reimbursement obligation then outstanding) secured by a Lien on property owned or being purchased by such Person (including debt arising under conditional sales or other title retention agreements), whether or not such debt shall have been assumed by such Person or is limited in recourse;

i)          The definition of “Designated Joint Venture” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety  to read as follows:

“Designated Joint Venture” means, (a) Mountain Valley Pipeline, (b) Eureka, (c) if so elected by the Borrower under the Revolving Credit Agreement (or, in the event no Revolving Credit Agreement is in effect or the terms of the Revolving Credit Agreement no longer permit the Borrower to make such election (or an equivalent election having a similar effect) thereunder, with the prior written consent of the Administrative Agent), one or more of Borrower’s non-wholly owned subsidiaries, whether owned on the Closing Date or created or acquired after the Closing Date and (d) any direct or indirect subsidiary of any Designated Joint Venture under clause (a), (b) or (c) of this definition while such election is in effect (it being understood and agreed that, for the avoidance of doubt, if any Designated Joint Venture under clause (a), (b) or (c) of this definition (i) would be a wholly-owned Subsidiary of the Borrower but for its status as a Designated Joint Venture, the Borrower may make an election to designate such Designated Joint Venture as a Subsidiary (it being further understood and agreed that the Borrower may not subsequently elect to re-designate a wholly-owned Subsidiary as a Designated Joint Venture) or (ii) would cease to have any direct or indirect ownership retained by the Borrower, such entity shall, automatically and without further notice or other action, cease to be a Designated Joint Venture for all purposes under this Agreement).

j)              The definition of “Fee Letters” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Fee Letters” means, collectively, (i) that certain Agency Fee Letter, dated as of July 30, 2019, by and between Toronto Dominion (Texas) LLC and the Borrower, (ii) that certain Joint Fee Letter, dated as of July 30, 2019, by and among Toronto Dominion (Texas) LLC, The Toronto-Dominion Bank, New York Branch, TD Securities (USA) LLC, JPMorgan Chase Bank, N.A. and the Borrower, and (iii) the fee letter agreement, dated as of March 30, 2020, by and among Toronto Dominion (Texas) LLC, TD Securities (USA) LLC and the Borrower.

k)             The definition of “Write-Down and Conversion Powers” in Section 1.01 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

l)         Section 5.04(c) of the Credit Agreement is hereby amended by replacing references therein to “the Borrower and its Consolidated Subsidiaries” with “the Borrower and its Consolidated Subsidiaries (or, if applicable, ETRN and its consolidated subsidiaries)”.

m)        Section 5.20 of the Credit Agreement is hereby amended by replacing references therein to “EEA” with “Affected”.

n)         Section 6.01 of the Credit Agreement is hereby amended by

(i)	amending and restating clauses (a) and (b) in their entirety to read as follows:

(a)       as soon as available, and in any event within the earlier of (i) ninety (90) days after the end of each fiscal year of the Borrower and (ii) five (5) days after such information is required to be filed with the SEC, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of operations, cash flows and changes in equity for such fiscal year, setting forth in each case in comparative form (to the extent applicable and, in any event, without requiring restatements for discontinued operations) the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing selected by the Borrower, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit. Notwithstanding the foregoing, after the “effective time” (however denominated with respect to the closing of the relevant transactions) under the Merger Agreement, the obligations set forth in this Section 6.01(a) may be satisfied with respect to the delivery of financial statements of the Borrower and its Consolidated Subsidiaries by furnishing to the Administrative Agent and each Lender: (A) a consolidated balance sheet of

ETRN (or another public parent of the Borrower) and its consolidated subsidiaries as of the end of such fiscal year and the related consolidated statements of operations, cash flows and changes in equity for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing selected by ETRN (or such other public parent of the Borrower), which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and (B) supplemental information reasonably available to the Borrower that explains in reasonable detail the differences between the information relating to ETRN (or such other public parent of the Borrower) and its consolidated subsidiaries, on the one hand, and the information relating to the Borrower and its Consolidated Subsidiaries, on the other hand. If the financial statements of ETRN are used for this purpose, the delivery timeline in the first clause (ii) above shall be deemed to mean five (5) days after such information is required to be filed with the SEC with respect to ETRN (or such other public parent of the Borrower);

(b)       as soon as available, and in any event within the earlier of (i) forty-five (45) days after the end of each of the first three quarters of each fiscal year of the Borrower beginning with the fiscal quarter ended September 30, 2019 and (ii) five (5) days after such information is required to be filed with the SEC, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of operations and cash flows for such quarter and for the portion of the Borrower’s fiscal year ended at the end of such quarter, setting forth in the case of such statements of operations and cash flows, in comparative form (to the extent applicable and, in any event, without requiring restatements for discontinued operations) the figures for the corresponding quarter and the corresponding portion of the Borrower’s previous fiscal year, all certified (subject to normal year-end adjustments and the absence of footnotes) as to fairness of presentation, conformity to GAAP and consistency by the chief financial officer or the chief accounting officer of the General Partner, on behalf of the Borrower. Notwithstanding the foregoing, after the “effective time” (however denominated with respect to the closing of the relevant transactions) under the Merger Agreement, the obligations set forth in this Section 6.01(b) may be satisfied with respect to the delivery of financial statements of the Borrower and its Consolidated Subsidiaries by furnishing to the Administrative Agent and each Lender: (A) a consolidated balance sheet of ETRN (or another public parent of the Borrower) and its consolidated subsidiaries as of the end of such quarter and the related consolidated statements of operations and cash flows for such quarter and for the portion of ETRN’s (or such other public parent of the Borrower’s) fiscal year ended at the end of such quarter, setting forth in the case of such statements of operations and cash flows, in comparative form the figures for the corresponding quarter and the corresponding portion of ETRN’s (or such other public parent of the Borrower’s) previous fiscal year, all certified (subject to normal year-end adjustments and the absence of footnotes) as to fairness of presentation, conformity to GAAP and consistency by the chief financial officer or the chief accounting officer of ETRN (or such other public parent of the Borrower) and (B) supplemental information reasonably available to the Borrower that explains in reasonable detail the differences between the information relating to ETRN (or such other public parent of the Borrower) and its consolidated subsidiaries, on the one hand, and the information relating to the Borrower and its Consolidated Subsidiaries, on the other hand. If the financial statements of ETRN (or such other public parent of the Borrower) are used for this purpose, the delivery timeline in the first clause (ii) above shall be deemed to mean five (5) days after such information is required to be filed with the SEC with respect to ETRN (or such other public parent of the Borrower);

(ii) amending the first paragraph appearing in the flush portion of Section 6.01 of the Credit Agreement to add “, ETRN’s website on the Internet at the website provided to the Administrative Agent (which as of the First Amendment Effective Date is https://www.equitransmidstream.com) or another website provided to the Administrative Agent in a notice from the Borrower” immediately after the reference to “Schedule 10.02” appearing therein.

o)         Section 7.01 of the Credit Agreement is hereby amended by amending and restating clause (x) in its entirety to read as follows:

(x)       Liens not otherwise permitted by the foregoing clauses of this Section securing Debt or other obligations not to exceed in the aggregate an amount equal to 5% of Consolidated Net Tangible Assets at the time of creation, incurrence, assumption or imposition of such Lien; and

p)         Section 7.02 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

7.02       Financial Covenant. The Borrower will not permit the Consolidated Leverage Ratio, as at the end of each fiscal quarter of the Borrower, to be anything other than as set forth in the table below:

Fiscal Quarter	Consolidated Leverage Ratio
Each fiscal quarter ending prior to the First Amendment Effective Date	Less than or equal to 5.00 to 1.00
Each fiscal quarter ending on and after the First Amendment Effective Date and on or prior to March 31, 2021	Less than or equal to 5.75 to 1.00
Each fiscal quarter ending on and after June 30, 2021 and on or prior to December 31, 2021	Less than or equal to 5.50 to 1.00
Each fiscal quarter ending on and after March 31, 2022 and on or prior to December 31, 2022	Less than or equal to 5.25 to 1.00
Each fiscal quarter ending on and after March 31, 2023	Less than or equal to 5.00 to 1.00

provided, that subsequent to the consummation of a Qualified Acquisition (including a Qualified Acquisition consummated prior to the First Amendment Effective Date), the maximum Consolidated Leverage Ratio permitted with respect to each of the first three consecutive quarters ending following such Qualified Acquisition shall be increased by 0.50; provided, further, that the maximum Consolidated Leverage Ratio permitted with respect to any of such first three consecutive fiscal quarters ending following such Qualified Acquisition shall not exceed the greater of (x) 5.50 to 1.00 and (y) the maximum Consolidated Leverage Ratio for such fiscal quarter specified in the table above.

q)        Section 7.09 of the Credit Agreement is hereby amended by:

(i) deleting the “and” appearing at the end of clause (g);

(ii) amending and restating clause (h) in its entirety to read as follows:

(h)    other Debt of the Subsidiaries of the Borrower so long as, after giving effect to the incurrence of such Debt, the aggregate outstanding principal amount of all such Debt outstanding under this clause (h) does not exceed 5% of Consolidated Net Tangible Assets at the time of incurrence; and

(iii) adding clause (i) to read in its entirety as follows:

(i)              any Debt of a direct or indirect Subsidiary of the Borrower to the Borrower or any other direct or indirect Subsidiary of the Borrower in connection with intercompany arrangements.

r)           A new Section 7.11 of the Credit Agreement is hereby added as follows:

7.11.       Burdensome Agreements. Neither the Borrower nor any Subsidiary shall enter into any Contractual Obligation that limits the ability (i) of any Subsidiary to make cash dividends or other distributions to the Borrower or to otherwise transfer property to the Borrower, (ii) of any Subsidiary to Guarantee the Obligations or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person to secure the Obligations, other than, in each case, any such limitation existing under or by reason of:

(a)        this Agreement or any other Loan Document;

(b)        applicable Laws;

(c)       any Contractual Obligation outstanding on the First Amendment Effective Date;

(d)       any Contractual Obligation (i) governing property existing at the time of the acquisition thereof, so long as the limitation related only to such property or (ii) of any Subsidiary existing at the time such Subsidiary was merged or consolidated with or into, or acquired by the Borrower or a Subsidiary of the Borrower, or otherwise became a Subsidiary of the Borrower, in each case not created in contemplation of such acquisition, merger or consolidation or otherwise becoming a Subsidiary of the Borrower;

(e)       customary non-assignment provisions entered into in the ordinary course of business;

(f)       restrictions on cash or other deposits or on net worth (or other measure of creditworthiness) imposed by customers, suppliers, landlords or tenants under Contractual Obligations entered into in the ordinary course of business;

(g)       any Contractual Obligation related to any Debt or any Lien not prohibited by this Agreement;

(h)       any Contractual Obligation related to any sale, transfer or other Disposition of a Subsidiary or any other property not prohibited by this Agreement pending the consummation of such sale, transfer or other Disposition; provided that such restrictions and conditions apply only to such Subsidiary or such other property that is the subject of such sale, transfer or other Disposition;

(i)       any Contractual Obligation related to preferred equity interests issued by the Borrower, any Subsidiary of the Borrower, or any direct or indirect parent of any of the foregoing, or the payment of dividends thereon in accordance with the terms thereof; provided that (x) the issuance of such preferred equity interests is not otherwise prohibited by this Agreement and (y) the terms of such preferred equity interests do not expressly restrict the ability of any Subsidiary to make Restricted Payments (other than requirements to pay dividends or liquidation preferences on such preferred equity interests prior to paying any Restricted Payments);

(j)       customary provisions in joint venture agreements and other similar agreements applicable to joint ventures not otherwise prohibited by this Agreement and applicable solely to such joint venture;

(k)        Contractual Obligations related to (i) the Merger Agreement, (ii) a Partnership Restructuring Event, (iii) a Partnership Rollup Event or (iv) another transaction permitted under Section 7.05;

(l)        Contractual Obligations where the stated liability (for the avoidance of doubt, excluding any inchoate or contingent liabilities) of the Borrower or any of its Subsidiaries under such Contractual Obligations does not exceed $25,000,000 per fiscal year in the aggregate at any one time for all such Contractual Obligations;

(m)       customary provisions in leases, subleases, licenses or asset sale or purchase agreements otherwise permitted by this Agreement so long as such restrictions relate solely to the assets subject thereto;

(n)       customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Subsidiary;

(o)       any Contractual Obligation (i) with respect to surety bonds, performance bonds or similar instruments, and guarantees associated therewith, (ii) constituting an indemnity or performance obligation and guarantees associated therewith, or (iii) evidencing letters of credit and related documentation, in each case to the extent not otherwise prohibited by this Agreement;

(p)       any Contractual Obligation that is primarily commercial in nature, including but not limited to gas gathering agreements, water services contracts, transportation agreements, procurement contracts for goods and services and other agreements or arrangements for the purchase, sale, transportation, gathering, collection, supply, and/or storage, of natural gas or other hydrocarbons, or similar transactions or services with respect to natural gas or other hydrocarbons; or

(q)       any amendment, modification, restatement, renewal, increase, extension, supplement, refunding, replacement or refinancing of any restriction, provision or Contractual Obligation otherwise permitted under this Section 7.11; provided that any such amendment, modification, restatement, renewal, increase, extension, supplement, refunding, replacement or refinancing is no more restrictive, when taken as a whole, with respect to such limitations than those contained in such Contractual Obligations as in effect immediately prior to such amendment, modification, restatement, renewal, increase, extension, supplement, refunding, replacement or refinancing.

s)                  Section 10.23 of the Credit Agreement is hereby amended by (i) replacing the references therein to “EEA Financial Institution” with “Affected Financial Institution”, (ii) replacing the references therein to “an EEA Resolution Authority” with “the applicable Resolution Authority” and (iii) replacing the reference therein to “any EEA Resolution Authority” with “the applicable Resolution Authority”.

t)                   Exhibit C of the Credit Agreement is hereby amended and restated in the form attached hereto as Annex I.

2.                  Conditions of Effectiveness. The effectiveness of this Amendment is subject to the conditions precedent that:

a)                  the Administrative Agent shall have received counterparts of this Amendment duly executed by the Borrower, the Approving Lenders (which shall constitute the “Required Lenders” as defined in the Credit Agreement) and the Administrative Agent;

b)                  the representations and warranties contained in Section 3 of this Amendment shall be true and correct in all respects as of the Effective Time; and

c)                  the Borrower shall have paid all fees and other amounts required to be paid by the Borrower on or prior to the Effective Time pursuant to the Credit Agreement and that certain fee letter agreement, dated as of March 30, 2020 by and among Toronto Dominion (Texas) LLC, TD Securities (USA) LLC and the Borrower to the extent such fees and other amounts are invoiced to the Borrower at least three (3) Business Days prior to the Effective Time.

3.                  Representations and Warranties. The Borrower hereby represents and warrants as follows as of the Effective Time:

a)                  The Borrower has taken all necessary corporate or other organizational action to authorize the execution and delivery of this Agreement and performance of the Credit Agreement, as amended by this Agreement. Each of this Amendment and the Credit Agreement as modified hereby constitutes the valid and binding obligation of the Borrower, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, or similar laws of general application relating to the enforcement of creditors’ rights; and

b)                  The representations and warranties of the Borrower contained in Article V of the Credit Agreement (except the representations and warranties in Sections 5.04(d) and 5.05 of the Credit Agreement, as to any matter which has heretofore been disclosed in writing by the Borrower to the Lenders by written notice given to the Administrative Agent), shall be true and correct in all material respects (provided that (i) if a representation or warranty is qualified by materiality or Material Adverse Effect, then it shall be true and correct in all respects, and (ii) the representation and warranty made in Section 5.15(a) of the Credit Agreement is true and correct in all respects) on and as of the Effective Time (or, if such representation or warranty speaks as of an earlier date, as of such earlier date).

c)                  No Default exists immediately prior to and immediately after giving effect hereto.

4.                  Reference to and Effect on the Credit Agreement.

a)                  This Amendment shall be deemed to constitute a Loan Document for all purposes and in all respects. Upon the effectiveness hereof, each reference to the Credit Agreement in the Credit Agreement or any other Loan Document shall mean and be a reference to the Credit Agreement, as amended hereby.

b)                  Each Loan Document and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.

c)                  THIS AMENDMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES. Except with respect to the subject matter hereof and the changes contemplated hereby, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or any Lender, nor constitute a waiver of any provision of the Credit Agreement, the Loan Documents or any other documents, instruments and agreements executed and/or delivered in connection therewith.

5.                  Governing Law; Venue; Waiver of Right to Trial by Jury; No General Partner’s Liability for Facility. This Amendment shall be governed by, and construed in accordance with,

the law of the State of New York. Sections 10.17(b), 10.19 and 10.22 of the Credit Agreement shall apply to this Amendment, mutatis mutandis.

6.                  Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

7.                  Counterparts. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Signatures delivered by facsimile or PDF shall have the same force and effect as manual signatures delivered in person.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first above written.

EQM MIDSTREAM PARTNERS, LP, as the Borrower

By: EQGP Services, LLC, its general partner

By:	/s/ Kirk R. Oliver
Name:	Kirk R. Oliver
Title:	Senior Vice President and Chief Financial Officer

Signature Page to First Amendment to Term Loan Agreement

TORONTO DOMINION (TEXAS) LLC, as Administrative Agent

By:	/s/ Angela Del Duca
Name:	Angela Del Duca
Title:	Authorized Signatory

Signature Page to First Amendment to Term Loan Agreement

THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as an Approving Lender

By:	/s/ Annie Dorval
Name:	Annie Dorval
Title:	Authorized Signatory

Signature Page to First Amendment to Term Loan Agreement

JPMORGAN CHASE BANK, N.A., as an Approving Lender

By:	/s/ Stephanie Balette
Name:	Stephanie Balette
Title:	Authorized Officer

Signature Page to First Amendment to Term Loan Agreement

BANK OF AMERICA, N.A., as an Approving Lender

By:	/s/ Ronald E. McKaig
Name:	Ronald E. McKaig
Title:	Managing Director

Signature Page to First Amendment to Term Loan Agreement

BMO HARRIS BANK N.A., as an Approving Lender

By:	/s/ Kevin Utsey
Name:	Kevin Utsey
Title:	Managing Director

Signature Page to First Amendment to Term Loan Agreement

CITIBANK, N.A., as an Approving Lender

By:	/s/ Michael Zeller
Name:	Michael Zeller
Title:	Vice President

Signature Page to First Amendment to Term Loan Agreement

MUFG BANK, LTD., as an Approving Lender

By:	/s/ Kevin Sparks
Name:	Kevin Sparks
Title:	Director

Signature Page to First Amendment to Term Loan Agreement

PNC BANK, NATIONAL ASSOCIATION., as an Approving Lender

By:	/s/ Kyle T. Helfrich
Name:	Kyle T. Helfrich
Title:	Vice President

Signature Page to First Amendment to Term Loan Agreement

THE BANK OF NOVA SCOTIA, HOUSTON BRANCH, as an Approving Lender

By:	/s/ Marc Graham
Name:	Marc Graham
Title:	Managing Director

Signature Page to First Amendment to Term Loan Agreement

Annex I

Exhibit C

(See attached)

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date: _______________, _____

To:	Toronto Dominion (Texas) LLC, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Term Loan Agreement, dated as of August 16, 2019 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among EQM Midstream Partners, LP, a Delaware limited partnership (the “Borrower”), the Lenders from time to time party thereto, and Toronto Dominion (Texas) LLC, as Administrative Agent .

The undersigned Responsible Officer hereby certifies to the Administrative Agent and the Lenders (solely in his/her official capacity and not any individual capacity) as of the date hereof that he/she is the ____________________________________1 of the General Partner, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the General Partner, acting on behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.       The [(A)]2 year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of [the Borrower / ETRN / [ — ]3]4 ended as of the above date, together with the report and opinion of an independent certified public accountant [and (B) supplemental information that explains in reasonable detail the differences between the information relating to [ETRN / [ — ] 5]]6 and its consolidated subsidiaries, on the one hand, and the information relating to the Borrower and its Consolidated Subsidiaries, on the other hand, in each case as]7 required by such section are:

[select one]:

[attached hereto as Schedule 1]

-- or --

1 If this is a quarterly compliance certificate, it must be signed by the chief financial officer or the chief accounting officer.

2 Select bracketed language if the financial statements of ETRN or another public parent are being delivered to satisfy the requirements of Section 6.01(a).

3 Legal name of other public parent.

4 Select as appropriate.

5 Legal name of other public parent.

6 Select as appropriate.

7 Select bracketed language if the financial statements of ETRN or another public parent are being delivered to satisfy the requirements of Section 6.01(a).

[available in electronic format and have been delivered pursuant to Section 6.01 of the Agreement].

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.       The [(A)]8 unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of [the Borrower/ ETRN / [ — ] 9]10 ended as of the above date [and (B) supplemental information that explains in reasonable detail the differences between the information relating to [ETRN / [ — ] 11]12 and its consolidated subsidiaries, on the one hand, and the information relating to the Borrower and its Consolidated Subsidiaries, on the other hand, in each case as]13 required by such section are:

[select one]:

[attached hereto as Schedule 1]

-- or --

[available in electronic format and have been delivered pursuant to Section 6.01 of the Agreement].

Such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of the [Borrower and its Consolidated Subsidiaries / ETRN and its consolidated subsidiaries / [ — ] 14 and its consolidated subsidiaries]15 in accordance with GAAP consistently applied as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2.       The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by the financial statements referenced in paragraph 1 above.

3.       A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its obligations under the Loan Documents, and

[select one]:

[to the best knowledge of the undersigned during such fiscal period, (a) the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and (b) no Default exists.]

8 Select bracketed language if the financial statements of ETRN or another public parent are being delivered to satisfy the requirements of Section 6.01(b).

9 Legal name of other public parent.

10 Select as appropriate.

11 Legal name of other public parent.

12 Select as appropriate.

13 Select bracketed language if the financial statements of ETRN or another public parent are being delivered to satisfy the requirements of Section 6.01(b).

14 Legal name of other public parent.

15 Select as appropriate.

--or--

[the following covenants or conditions have not been performed or observed [or: the following Default exists] and the following is a list of each such Default and its nature and status:]

4.       The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate in all material respects as of the “Financial Statement Date” referenced above.

5.       Attached hereto as Schedule 3 is a complete and accurate list as of the last day of the fiscal period referenced above of each of the Borrower’s Subsidiaries, together with its jurisdiction of formation, and the Borrower’s direct or indirect percentage ownership therein. As of the date hereof, each such Subsidiary is duly incorporated or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, and has all corporate or other organizational powers and all material governmental authorizations required to carry on its business as now conducted, except where the absence of any of the foregoing would not reasonably be expected to have a Material Adverse Effect.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of _______________, _____.

EQM MIDSTREAM PARTNERS, LP, a Delaware limited partnership

By: EQGP Services, LLC, its general partner, a Delaware limited liability company

By:
Name:
Title:

Schedule 1

to the Compliance Certificate

Financial Statements

[select one]:

[See attached]

-- or --

[Available in electronic format and have been delivered pursuant to Section 6.01 of the Agreement]

Schedule 2

to the Compliance Certificate
($ in 000’s)

For the Quarter/Year ended

___________________ (“Statement Date”)

Section 7.02 – Consolidated Leverage Ratio.

I.	Consolidated Debt for fiscal quarter ended the Statement Date

	A.	Debt of the Borrower and its Subsidiaries on a consolidated basis at Statement Date:	$____________________

	B.	Debt of the Borrower or a Subsidiary solely resulting from a pledge of the membership interests or other equity interests in a Designated Joint Venture owned by the Borrower or such Subsidiary securing indebtedness of such Designated Joint Venture:	$____________________

	C.	Consolidated Debt on the Statement Date (Lines 1.A. - 1.B.):	$____________________

II.	Consolidated EBITDA for the period of four consecutive fiscal quarters ended on the Statement Date

	A.	Consolidated Net Income for such period:	$____________________

	B.	to the extent deducted in determining Consolidated Net Income for such period, taxes based on or measured by income:	$____________________

	C.	to the extent deducted in determining Consolidated Net Income for such period, Consolidated Interest Charges:	$____________________

	D.	to the extent deducted in determining Consolidated Net Income for such period, transaction expenses, provided, that, no such transaction expenses incurred after the First Amendment Effective Date that exceed $10.0 million, in the aggregate, shall be added pursuant to this Line II.D, related to:

i. the execution and delivery of the Revolving Credit Agreement and any amendments, supplements, modifications, refinancings or replacements thereto (including, without limitation, financing fees and expenses):	$____________________

ii. the execution and delivery of this Agreement and any amendments, supplements, modifications, refinancings or replacements thereto (including, without limitation, financing fees and expenses):	$____________________

iii. the Specified Transactions[16]	$____________________

iv. any Qualified Acquisition[17]	$____________________

v. any other debt incurrence permitted under Section 7.09:	$____________________

Total for Line II.D. (Lines II.D.i + II.D.ii + II.D.iii + II.D.iv + II.D.v):	$____________________

16 (i) The negotiation, execution and delivery of, and the consummation of the transactions under, the Merger Agreement, (ii) the negotiation, execution and delivery of each of the Gas Gathering Agreement, the Intercompany Loan Agreement, the Share Purchase Agreements, the letter agreement described in clause (i) of the definition of Water Services Transaction and any similar agreement described in clause (ii) of such definition, and the Credit Letter Agreement, and (iii) the negotiation, execution and delivery of, and the consummation of the transactions under, any documentation governing a transaction permitted by Sections 7.01, 7.05 (including any Partnership Rollup Event or Partnership Restructuring Event), 7.08 or 7.09 of the Agreement, in each case, together with any amendments, restatements, supplements, modifications, waivers or replacements to any of the foregoing.

17 An Acquisition by the Borrower or any Subsidiary, the aggregate purchase price for which, when combined with the aggregate purchase price for all other Acquisitions by the Borrower and its Subsidiaries in any rolling 12-month period, is greater than or equal to $25,000,000.

	E.	to the extent deducted in determining Consolidated Net Income for such period, depreciation and amortization expense:	$____________________

	F.	the amount of cash dividends and cash distributions earned in such period by the Borrower and its Subsidiaries on a consolidated basis from (i) unconsolidated subsidiaries of the Borrower or other Persons and (ii) Designated Joint Ventures, provided that the amount of cash dividends and cash distributions earned in such period from Designated Joint Ventures formed, designated or otherwise acquired after the First Amendment Effective Date and added pursuant to this Line II.F.ii shall not exceed, in the aggregate twenty-five percent (25%) of the total actual Consolidated EBITDA for such period (which total actual Consolidated EBITDA shall be determined before giving effect to the inclusion of any such amounts from such Designated Joint Ventures):	$____________________

	G.	the amount collected during the period from finance lease arrangements with Affiliates to the extent not already recognized in Consolidated Net Income:	$____________________

	H.	non-cash long term compensation expenses:	$____________________

	I.	to the extent the aggregate Deferred Revenue Adjustment as determined by the Borrower resulted from an excess of consideration received over the amount of revenue recognized, which would have had the effect of reducing Consolidated Net Income for such period, the aggregate Deferred Revenue Adjustment:	$____________________

	J.	to the extent included in determining Consolidated Net Income for such period, other income and equity in earnings from unconsolidated subsidiaries of the Borrower:	$____________________

	K.	any amounts previously added to Consolidated EBITDA pursuant to Line II.H above during a prior period to the extent they are paid in cash during the current period:	$____________________

	L.	to the extent the aggregate Deferred Revenue Adjustment as determined by the Borrower resulted from an excess of revenue recognized over the amount of consideration received, which would have had the effect of increasing Consolidated Net Income for such period, the aggregate Deferred Revenue Adjustment:	$____________________

	M.	Consolidated EBITDA at Statement Date (Lines II.A. + II.B. + II.C. + II.D. + II. E. + II.F + II.G + II.H + II.I – II.J – II.K - II.L.):[18]	$____________________

III.	Consolidated Debt to Consolidated EBITDA for fiscal quarter ended the Statement Date: (Line I.C. ÷ Line II.M.) Maximum permitted:[19]		____________________

Fiscal Quarter	Maximum Consolidated Leverage Ratio
Each fiscal quarter ending prior to the First Amendment Effective Date	5.00 to 1.00
Each fiscal quarter ending on and after the First Amendment Effective Date and on or prior to March 31, 2021	5.75 to 1.00
Each fiscal quarter ending on and after June 30, 2021 and on or prior to December 31, 2021	5.50 to 1.00
Each fiscal quarter ending on and after March 31, 2022 and on or prior to December 31, 2022	5.25 to 1.00
Each fiscal quarter ending on and after March 31, 2023	5.00 to 1.00

18 May include, at Borrower’s option, Qualified Project EBITDA Adjustments as provided in, and in accordance with the terms of, Section 1.03(c)(ii) and the definition of “Qualified Project EBITDA Adjustments” set forth in the Credit Agreement

19 Subsequent to the consummation of a Qualified Acquisition (including a Qualified Acquisition consummated prior to the First Amendment Effective Date), the maximum Consolidated Leverage Ratio permitted with respect to each of the first three consecutive quarters ending following such Qualified Acquisition shall be increased by 0.50; provided, further, that the maximum Consolidated Leverage Ratio permitted with respect to any of such first three consecutive fiscal quarters ending following such Qualified Acquisition shall not exceed the greater of (x) 5.50 to 1.00 and (y) the maximum Consolidated Leverage Ratio specified for any applicable period in the table below Line III.

Schedule 3

Name of Subsidiary	Jurisdiction of Organization	Direct/Indirect Ownership Percentage